As filed with the Securities and Exchange Commission on June 8, 2026
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NANOBIOTIX S.A.
(Exact name of registrant as specified in its charter)

France	Not applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification No.)

60 rue de Wattignies
75012 Paris, France
(Address of Principal Executive Offices)(Zip Code)

2026 Free Share Plan
(Full title of the plans)

Nanobiotix Corporation
Attn: Bart Van Rhijn
245 Main Street
Cambridge, Massachusetts 02142
+1 617 712 1568
(Name and address of agent for service) (Telephone number, including area code, of agent for service)

Copies to:
Peter E. Devlin Shoshana E. Litt Jones Day 250 Vesey Street New York, New York 10281 +1 212 326 3939	Renaud Bonnet Jones Day 2 rue Saint-Florentin 75001 Paris, France +33 1 56 59 39 39	François Chamoun VP General Counsel Nanobiotix S.A. 60 rue de Wattignies 75012 Paris, France

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed by Nanobiotix S.A. (the “Registrant”) with the U.S. Securities and Exchange Commission (the “Commission”) are incorporated by reference into this Registration Statement:

(a) the Registrant’s Annual Report on Form 20-F (File No. 001-39777) for the year ended December 31, 2025, filed with the Commission pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on March 31, 2026, which contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed;

(b) the Registrant’s Reports on Form 6-K (File No. 001-39777) furnished to the Commission on May 20, 2026 and May 26, 2026 and all other Reports on Form 6-K (File No. 001-39777) that are furnished to the Commission and that are identified in such form as being incorporated by reference in this Registration Statement, since the end of the fiscal year covered by the Registrant’s Annual Report on Form 20-F referred to in (a) above; and

(c) the descriptions of the Registrant’s American Depositary Shares and Ordinary Shares contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission on December 8, 2020 (File No. 001-39777) under the Exchange Act, including any amendment or report filed for the purpose of updating such description, including the description of the Registrant’s securities included as Exhibit 2.3 to the Registrant’s Annual Report on Form 20-F filed with the Commission on March 31, 2026.

All other reports and documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act or furnished by the Registrant and that are specifically identified in such form as being incorporated by reference in this Registration Statement, in each case, on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of filing of such reports and documents. Any statement contained in this Registration Statement, in an amendment hereto or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed amendment to this Registration Statement or in any document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Information subsequently furnished on Form 6-K shall not be deemed incorporated herein by reference unless such Form 6-K expressly provides to the contrary.

ITEM 4.	DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Under French law, provisions in the By-laws that limit the liability of directors and officers are ineffective. However, French law allows sociétés anonymes to contract for and maintain liability insurance against civil liabilities incurred by any of their directors and officers involved in a third-party action, provided that they acted in good faith and within their capacities as directors or officers of the company. Criminal liability cannot be indemnified under French law, whether directly by the company or through liability insurance. Such rules apply to executive and supervisory board members.

The Registrant has obtained and maintains customary liability insurance coverage for our supervisory board members and executive board members, including insurance against liability under the Securities Act.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.	EXHIBITS

The following exhibits are filed herewith:

Exhibit Number	Description

3.1
By-laws of the Registrant (English translation) (incorporated herein by reference to Exhibit 1.1 to the Registrant’s Annual Report on Form 20-F (File No. 001-39777) for the year ended December 31, 2025)

4.1
Deposit Agreement by and among Nanobiotix S.A. and Citibank, N.A., as depositary, and the Holders and Beneficial Owners of American Depositary Shares issued thereunder (incorporated herein by reference to Exhibit 4.2 to the Registrant’s Registration Statement on Form F-3 (File No. 333-262545))

4.2	Form of American Depositary Receipt (included in Exhibit 4.1)

5.1*	Opinion of Jones Day

23.1*	Consent of KPMG S.A.

23.2*	Consent of Ernst & Young et Autres

23.3*	Consent of Jones Day (included in Exhibit 5.1)

24.1*	Power of Attorney of each of the directors of the Registrant and the principal executive, financial and accounting officers of the Registrant (included on the signature page of this Form S-8)

99.1*	2026 Free Share Plan

107*	Filing Fee Table

* Filed herewith.

ITEM 9.	UNDERTAKINGS

1. The undersigned Registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Paris, France on June 8, 2026.

NANOBIOTIX S.A.

By:	/s/ Laurent Levy
Name: Laurent Levy, Ph.D.
Title: Chairman of the Executive Board

POWER OF ATTORNEY

We, the undersigned directors, officers and/or authorized representative in the United States of Nanobiotix S.A., hereby severally constitute and appoint Laurent Levy and Bart Van Rhijn, and each of them singly, our true and lawful attorneys, with full power to any of them, and to each of them singly, to sign for us and in our names in the capacities indicated below any and all pre-effective and post-effective amendments to this Registration Statement on Form S-8, under the Securities Act of 1933, as amended, in connection with the registration under the Securities Act of 1933, as amended, of equity securities of Nanobiotix S.A., and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, and hereby ratifying and confirming all that said attorneys, and each of them, or their substitute or substitutes, shall do or cause to be done by virtue of this Power of Attorney.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on June 8, 2026.

Signature	Title

/s/ Laurent Levy	Chairman of the Executive Board
Laurent Levy	(Principal Executive Officer)

/s/ Bart Van Rhijn	Chief Financial and Business Officer and Executive Board Member
Bart Van Rhijn	(Principal Financial Officer and Principal Accounting Officer)

/s/ Gary Phillips	Supervisory Board Chairman
Gary Phillips

/s/ Anne-Marie Graffin	Supervisory Board Vice Chairwoman
Anne-Marie Graffin

/s/ Alain Herrera	Supervisory Board Member
Alain Herrera

/s/ Enno Spillner	Supervisory Board Member
Enno Spillner

/s/ Margaret Liu	Supervisory Board Member
Margaret Liu

Supervisory Board Member
Anat Naschitz

AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed by the undersigned as the duly authorized representative in the United States of Nanobiotix S.A. on June 8, 2026.

NANOBIOTIX CORPORATION

By:	/s/ Bart Van Rhijn
Name: Bart Van Rhijn
Title: President and Authorized Signatory